AGREEMENT BY AND BETWEEN                    UNITED STATES OF AMERICA

LIFE POINT SYSTEMS LIMITED
  PARTNERSHIP                          STATE OF LOUISIANA

AND

CELLNET DATA SYSTEMS, INC.             PARISH OF ORLEANS



    THIS AGREEMENT is between Life Point Systems Limited Partnership, a Delaware limited partnership, represented herein by its General Partner, Life Point Systems, Inc., a Louisiana corporation having its principal offices at 101 W. Robert E. Lee Boulevard, New Orleans, Louisiana 70124 (hereinafter referred to as "LICENSOR") and CellNet Data Systems, Inc., a California corporation, having its principal offices at 125 Shoreway Road, San Carlos, California 94070 (hereinafter referred to as "LICENSEE").

                                     WITNESSETH:

    WHEREAS, LICENSOR has an exclusive license under certain INTELLECTUAL PROPERTY to use, manufacture, have manufactured, sell, lease and sublease PRODUCTS with right to grant sublicenses;

    WHEREAS, LICENSEE has, pursuant to that certain Agreement between LICENSEE and LICENSOR's licensor, Axonn Corporation ("AXONN") dated May 12, 1989 ("AXONN-DAC AGREEMENT"), obtained a license under certain intellectual property rights which include the INTELLECTUAL PROPERTY to manufacture, have manufactured, use and sell products similar to, and which may include, the PRODUCTS licensed hereunder in the UDS Market (as defined in the AXONN-DAC AGREEMENT);

    WHEREAS, LICENSEE desires to obtain from LICENSOR, a worldwide, non-exclusive sublicense and right under the INTELLECTUAL

                                                                    CONFIDENTIAL

PROPERTY to use, modify, manufacture, have manufactured, sell, lease and sublease PRODUCTS in the FIRE/SECURITY MARKET worldwide;

    NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties agree as follows:

    1.   DEFINITIONS.  As used herein, the term:

         (a) "Affiliate" of a party (the "Subject") shall mean an entity that directly through one or more intermediaries, controls, is controlled by or is under common control with the Subject. For corporations, "Control" shall mean, among other things, the direct ownership of more than fifty percent (50%) of its outstanding voting securities. For partnerships, "control" shall mean, among other things, the ownership of a controlling partnership interest in excess of fifty percent (50%).

         (b) "CELLNET SYSTEM" shall mean a wide area (greater than 50 square miles) communication system developed and marketed by LICENSEE primarily for the purpose of servicing the UDS Market and which may be expanded on a secondary function basis. The architecture of the CELLNET SYSTEM is cellular in nature, where Cell Masters of greater range, control and/or communicate with the cell masters of smaller, nestled cells, which, ultimately, control, communicate and/or monitor a number of individual end points.

         (c) "DELIVERABLES" shall include LICENSOR'S existing non-customized receiver and transmitter and the following:


                   (i)  Schematics therefor;

                  (ii)  PCB artworks therefor;

                 (iii)  Software object code therefor;

                                                                    CONFIDENTIAL

                  (iv)  Assembly drawings therefor;

                   (v)  Test and alignment procedures therefor;

                  (vi)  Parts list with vendor names and costs therefor;

                 (vii)  Interface specifications therefor;

                (viii) Manufacturing information for LICENSOR's standard non-customized transmitter and electronic components having a direct material parts cost of approximately [ * ] volume and not including the battery, the PCB, or connector cost.

                  (ix) Manufacturing information for LICENSOR's standard non-customized receiver and electronic component costs having a direct materials parts cost of approximately [ * ] volume and not including the PCB, or connector costs.


                   (x) LICENSOR's standard non-customized PC application and testing programs for LICENSEE's internal use.

         (d) "DEFECT/DEFECTS" shall mean a deviation from SPECIFICATION or any other mutually agreed to modifications to SPECIFICATION that is so material it prevents the economical commercial marketing of the PRODUCT.

         (e) "DEVICE" shall mean any of LICENSOR'S spread spectrum radio wireless devices interfaced with CELLNET SYSTEM for



* Certain information on this page has been omitted and filed separately with the Commission. Confidential Treatment has been requested with respect to the omitted portions.

 CONFIDENTIAL
use in the FIRE/SECURITY MARKET as such devices currently exists, and any NEXT GENERATION DEVICES or ADDITIONAL DEVICES (as defined in the AXONN-DAC AGREEMENT) licensed to LICENSEE pursuant to Section 2(f) below, and all (1) modifications, enhancements, upgrades and extensions thereof made to meet LICENSOR SPECIFICATIONS (see Exhibit 1), (2) IMPROVEMENTS to all of the above, including the proprietary processes, proprietary technical and other information, and INTELLECTUAL PROPERTY rights relating thereto, whether or not patentable under the patent laws of the United States or any foreign country. Specifically excluded are time-of-flight, radio location/direction finding applications and voice communication over the spread spectrum radio link.

         (f)  "FIRE/SECURITY MARKET" shall include the following:

              (1) The fire application of this license includes use of PRODUCTS with UL 985, UL 217, or UL 268 or the like, smoke/heat initiating detectors, automatic elevator return, sprinkler waterflow monitoring devices, automatic smoke evacuation systems, pull station monitoring devices, remote siren activation and automatic door closure devices when used in conjunction with a local receiving UL 1023, UL 1076, UL 864, UL 985 or equivalent UL or non UL panel.

              (2) The security applications include use of PRODUCTS with contact input perimeter protection devices, IR, ultrasonic or microwave motion detection or the like, break glass detection, entry/exit keypad interface for system activation/deactivation and panic/emergency button alarms when used

                                                                    CONFIDENTIAL
in conjunction with a local receiving UL 1023, UL 1637, UL 1076 residential or commercial equivalent or equivalent UL or non UL fire/security/emergency annunciator panel or system.

              (3) Additional applications include medical alert signaling and premises access control.

         (g) "IMPROVEMENT" means LICENSOR initiated Engineering Change Order level updates (hereinafter an Engineering Change Order shall be referred to as an "ECO"), modifications and changes to any DEVICE licensed to LICENSEE that are distributed to other licensees, including, but not limited to, cut circuit trace, add jumper/trace and/or component, software updates including new object code to enhance performance that will update existing products. IMPROVEMENTS also include ECO level updates, including, but not limited to, hardware component changes which require only minor software modifications, if any, and/or software changes which require only minor hardware changes, if any. The term IMPROVEMENT does not include technical work which requires large investments of capital or labor to effect and excludes improvements which are incompatible with existing systems or subsystems which require major layout and/or software revision to incorporate. For purposes of this Agreement, the term "large investments of capital or labor" shall mean technical work which required, cost and/or necessitated the expenditure of [ * ], in cash or billable services (regardless of whether such services were actually billed by LICENSOR) and/or any combination of the two. The term IMPROVEMENT also does not include a CHANGE for LICENSEE as set forth in Section 6.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential Treatment has been requested with respect to the omitted portions.

                                                                    CONFIDENTIAL

Technical information relating to such IMPROVEMENTS shall be provided to LICENSEE at no additional cost except for incidental expenses which include, but are not limited to, photocopying, telephone costs, mailing and transcribing information to LICENSEE.

         (h) "INTELLECTUAL PROPERTY" shall include all of LICENSOR's PATENT RIGHTS, CONFIDENTIAL INFORMATION and COPYRIGHTS.

              "CONFIDENTIAL INFORMATION" shall have the meaning set forth in
Section 7(a) below.


              "COPYRIGHT" shall mean all copyrightable works, including mask works, as covered by 17 U.S.C., etc.

         (i) "NET SALES" shall mean gross receipts of LICENSEE determined in accordance with generally accepted accounting principles which are directly attributable to the distribution, licensing or other like disposition of the PRODUCTS, net of all separately stated taxes (other than taxes on income), interest and other finance charges paid by customers, customs duties and other governmental charges, transportation, insurance and storage charges, and discounts; and less refunds actually paid in connection with PRODUCT returns. For the sale, distribution or other like disposition of PRODUCTS integrated into a larger assembly with other hardware or software products (e.g. integrated as part of a panel), the NET SALES attributable to the PRODUCT shall be based upon the ratio of the list prices for the PRODUCT and the other components of the integrated product as stand alone products, provided that where there is no list price for a component, the

                                                                    CONFIDENTIAL
percentage of NET SALES attributable to the PRODUCT shall mutually agreed upon by the parties in good faith.

         (j) "NEXT GENERATION DEVICES" are DEVICES which have undergone major modifications initiated by or on behalf of LICENSOR (i) resulting from large investments of capital or labor (as that term is defined in Section 1(f)) or
(ii) which alters the basic character or function of current DEVICES, making them incompatible with existing systems, or (iii) which require incorporation of major changes in hardware or software. IMPROVEMENTS are not NEXT-GENERATION DEVICES.

         (k) "PRODUCT" shall mean a product which results from or is based upon, uses or contains INTELLECTUAL PROPERTY including, without limitation, DEVICES licensed hereunder.

         (l) "PATENT RIGHTS" shall mean patents and patent applications of all countries to the extent the claims thereof cover any DEVICE or NEXT GENERATION DEVICES, issued as of the Effective Date including any additions, continuations, continuations in part, divisions, reissues or extensions based thereon. The patents issued which relate to DEVICES issued as of the Effective Date are listed on Exhibit 2, which list shall be updated throughout the term of this Agreement.

         (m) "ROYALTY/ROYALTIES" shall mean those amounts to be paid by LICENSOR to LICENSEE upon sale of PRODUCTS pursuant to Section 3 of this Agreement.

         (n) "SIMILARLY SITUATED LICENSEE" shall mean a party to whom LICENSOR has granted a worldwide license to make, use and sell

                                                                    CONFIDENTIAL
products similar to LICENSEE's PRODUCTS, which did not involve a license agreement in which LICENSOR received, as part of the consideration with such other licensee, any patent rights, licenses, rights to use know-how or technical information, nor involved a license agreement in which LICENSOR receives a significant equity participation in such other licensee.

         (o)  "SPECIFICATION" means the technical specification attached as
Exhibit 1 including any supplements, CHANGES and/or IMPROVEMENT thereto.

         (p) "SUBLICENSEE" means any entity which has entered into a sublicense arrangement with LICENSEE whereby the sublicense agreement grants such SUBLICENSEE the right to manufacture, use and sell PRODUCTS for the sole purpose of incorporating such PRODUCT into CELLNET SYSTEM compatible devices. The right to grant sublicenses to SUBLICENSEES for the manufacture, use and sale of PRODUCTS in CELLNET SYSTEM compatible devices shall be limited to SUBLICENSEES which (i) have as their primary business activity either the UDS MARKET or are a manufacturer of utility meters, (ii) are AFFILIATES of such entities, or (iii) are AFFILIATES of LICENSEE. SUBLICENSEES shall not have the right to grant further sublicenses.

         (q) The "Utility Distribution and Services Market" or "UDS MARKET" means all functions associated with managing the transmission and distribution network, demand-side management programs and customer service applications of electricity, gas and water utilities, including substation, feeder and customer site

                                                                    CONFIDENTIAL
power demand automation or the equivalent thereof. Specific UDS applications include monitoring of field equipment, automatic meter reading, real-time pricing, remote connect/disconnect, appliance monitoring and control, load management and customer information services or the equivalent thereof. The following applications are specifically excluded from the UDS Market: Fire and Security, access control, voice communication, and time of flight measurement applications.

    2.   GRANT.

         (a) Upon the terms and conditions set forth herein, LICENSOR hereby grants to LICENSEE a worldwide, nonexclusive right and license (including the right to sublicense to SUBLICENSEES) under the INTELLECTUAL PROPERTY to use, modify, manufacture, have manufactured, sell, lease and otherwise distribute PRODUCTS in the FIRE/SECURITY MARKET.

         (b) LICENSOR hereby consents to the granting by LICENSEE to SUBLICENSEES of worldwide, nonexclusive sublicenses under the INTELLECTUAL PROPERTY to use, modify, manufacture, have manufactured, sell and lease and otherwise distribute PRODUCTS in the FIRE/SECURITY MARKET, subject to the restrictions contained within this Section 2(a). The grant to LICENSEE of a worldwide, non-exclusive license as well as the grant of the right to LICENSEE to sublicense to SUBLICENSEES, is contingent on LICENSEE and all SUBLICENSEES having totally complied with the terms of this Agreement such that there are no conditions which would permit

                                                                    CONFIDENTIAL
termination by LICENSOR of LICENSEE or such SUBLICENSEES pursuant to
Section 2(d) or Section 10.

         (c) Notwithstanding LICENSOR'S grant to LICENSEE of the right to sublicense to entities subject to the aforereferenced qualifications, the right to sublicense is not unqualified. More particularly, LICENSEE is required to notify LICENSOR, in writing, of every entity to whom LICENSEE is interested in sublicensing INTELLECTUAL PROPERTY, and LICENSOR shall have the right to withhold approval of such SUBLICENSEE only in the event that the entity to which LICENSEE proposes to grant a sublicense (i) appears on the list attached hereto in Exhibit 3, (ii) is involved, at the time of the request to sublicense is made, in the development, manufacture or sale of spread spectrum radio devices,
(iii) is focused on the development, manufacture or sale of products in the FIRE/SECURITY MARKET, or (iv) is an entity with whom LICENSOR or its licensor, AXONN, has had more than introductory discussions with respect to such entity obtaining license rights to the INTELLECTUAL PROPERTY during the two (2) year period directly preceding the date LICENSEE submits its written request; provided that where LICENSOR claims the existence of such prior contacts, LICENSOR shall be required to provide evidence of these earlier contacts. In any event, LICENSOR may unreasonably withhold consent to any entity that falls within categories (i)-(iv) enumerated above. LICENSOR shall have thirty (30) days from the date of notice to approve or disapprove any potential SUBLICENSEE. Failure to

                                                                    CONFIDENTIAL
respond within such period shall be deemed to be approval to grant a sublicense to such entity.

         (d) To the extent the provisions of this Agreement apply to a SUBLICENSEE, LICENSEE warrants the discharge of all of the SUBLICENSEE'S obligations hereunder; provided that LICENSEE shall be deemed to have fulfilled its obligations under this Agreement to cure a breach by a SUBLICENSEE with regard to such SUBLICENSEE's performance of the terms of this agreement if LICENSEE takes and continues to pursue diligent efforts to cure such breach, including without limitation the payment of royalties due from such SUBLICENSEE hereunder and to take legal or other action against such SUBLICENSEE to restrain such SUBLICENSEE from pursuing such breaching behavior. LICENSEE shall reimburse LICENSOR for reasonable costs incurred by LICENSOR in assisting LICENSEE in pursuing a remedy with such a SUBLICENSEE in breach. LICENSEE agrees that it will use its best efforts to ensure that all SUBLICENSEES abide by the terms of their sublicense agreements and will keep LICENSOR apprised of its activities to enforce such provisions with particular SUBLICENSEE. In addition, LICENSEE shall ensure that LICENSOR will have the right to enforce such agreements as a third party beneficiary, and LICENSEE agrees that
(i) LICENSOR may join LICENSEE as a named plaintiff in any suit brought by LICENSOR against SUBLICENSEES, (ii) LICENSEE will take such other actions, give such information and render such aid, at LICENSOR's request, as may be necessary to allow LICENSOR to bring and prosecute such suits.

                                                                    CONFIDENTIAL

         (e) LICENSEE agrees that it shall provide in each sublicense agreement that, when a SUBLICENSEE ceases to be such, all rights of such former SUBLICENSEE to use LICENSOR'S INTELLECTUAL PROPERTY shall immediately cease and such former SUBLICENSEE shall immediately render unusable all portions of INTELLECTUAL PROPERTY then under its control and shall immediately destroy or deliver to LICENSEE each and every other part of such INTELLECTUAL PROPERTY in the SUBLICENSEE'S possession.

         (f) LICENSOR agrees to offer to LICENSEE license rights to NEXT GENERATION DEVICES developed by LICENSOR during the term of this Agreement subject to all the terms and conditions of this Agreement, with the exception of any initial license fee and royalty rate which shall be mutually negotiated by the parties in good faith which fee and royalty rate shall be the same as any other SIMILARLY SITUATED LICENSEE. Such agreement may be documented by way of Attachment to this Agreement. Additionally, to the extent that any ADDITIONAL DEVICES (as defined in the AXONN-DAC AGREEMENT), IMPROVEMENTS or additions to the INTELLECTUAL PROPERTY which are licensed to LICENSEE by AXONN under the AXONN-DAC AGREEMENT are licensed by AXONN to LICENSOR for use in the FIRE/SECURITY MARKET, such ADDITIONAL DEVICES, IMPROVEMENTS or additions to the INTELLECTUAL PROPERTY shall be automatically included as DEVICES, IMPROVEMENTS or INTELLECTUAL PROPERTY hereunder and licensed by LICENSOR to LICENSEE under the terms and conditions of this Agreement.

                                                                    CONFIDENTIAL

    3.   ROYALTY.

         (a) As partial consideration for the license granted under Section 2, LICENSEE agrees to pay an initial license fee of [ * ] at the execution of this Agreement. Notwithstanding the foregoing, LICENSOR understands and acknowledges that this [ * ] payment was made by LICENSEE to AXONN ON
LICENSOR's behalf under the AXONN-DAC AGREEMENT and that upon the Effective Date of this Agreement, AXONN shall pay LICENSOR such [ * ] in fulfillment of such obligation.

         (b) As compensation for the license, as provided under Section 2(a) and Section 2(b), LICENSEE agrees to pay [ * ]. The [ * ] fee shall be paid over eighteen (18) months in eighteen (18) equal payments effective April 1, 1994, with all payments in arrears paid on the Effective Date, and all subsequent payments due on the same day of the subsequent months until the full amount is paid. [ * ] compound interest shall be charged on the unpaid balance beginning upon the Effective Date. LICENSEE may prepay the upfront license fee which remains due at any time without penalty.

         (c) As additional consideration for the licenses granted herein, LICENSEE shall pay a royalty on each Product Sold, leased or otherwise disposed of by it under the rights granted under the license set forth in Section 2 above. Such royalty shall be calculated to be the lower of either:

* Certain information on this page has been omitted and filed separately with the Commission. Confidential Treatment has been requested with respect to the omitted portions.

                                                                    CONFIDENTIAL

    (i) the royalties set forth in the chart below based upon (x) what kind of device the PRODUCT is and (y) the primary environment for which such PRODUCT is deployed:

             PERSONAL/RESIDENTIAL    MIXED    COMMERCIAL/INDUSTRIAL
             --------------------    -----    ---------------------

Transmitter:        [ * ]            [ * ]            [ * ]
Receiver:           [ * ]            [ * ]            [ * ]
Transceiver:        [ * ]            [ * ]            [ * ]

    (ii) a royalty equal to [ * ] of Net Sales for PRODUCTS sold for use in the Personal/Residential, Mixed or Commercial/Industrial Markets respectively; provided that where a PRODUCT is not sold, but rather is leased or otherwise disposed of, the Net Sales for such PRODUCT shall be deemed to be LICENSEE's total cost for the complete manufacture and test of such PRODUCT plus [ * ];
         provided that such royalty shall not be less than [ * ] of the rate for such Product type specified in the chart contained in paragraph (i) above.

    Whether a PRODUCT is best classified as used in a Personal/Residential environment, a Commercial/Industrial environment or may be used in both (a Mixed environment) shall be based upon the viewpoint of a neutral third party familiar with the wireless communications industry; provided that the parties agree that for purposes of this Agreement, Commercial/Industrial PRODUCTS shall include, but shall not be limited to a Product sold for use in the non-residential market under the UL 268/864 Underwriters


* Certain information on this page has been omitted and filed separately with the Commission. Confidential Treatment has been requested with respect to the omitted portions.

                                                                    CONFIDENTIAL

Laboratories or equivalent non-residential use listed system, and Mixed PRODUCTS shall include long range transmitters and transceivers incorporated into an alarm system located at or in a protected premises which signal a central alarm station located at a site outside the premises.

    Where the parties are unable to agree as to the proper classification of a PRODUCT, such dispute in itself shall not be deemed a breach of this Agreement, but rather the question of which category such PRODUCT properly falls in shall be determined according to the following procedure.

    For any dispute as to proper classification of a Product, the parties shall first attempt to negotiate in good faith a written resolution of such dispute for a period not to exceed thirty (30) days from the date of receipt of a party's request for such negotiation. Such negotiations shall be conducted by Chief Executive Officers of each party, or other senior officer appointed by the CEO who have authorization to resolve any such dispute. In the event the parties cannot negotiate a written resolution to such dispute during this thirty(30) day negotiation period, the parties shall then submit such dispute or claim to nonbinding mediation with Judicial Arbitration & Mediation Services ("JAMS") in Santa Clara County, California. The mediation may be initiated by the written request of either party to the other party, shall commence within fifteen (15) days of receipt of such notice and shall be conducted in accordance with the standard mediation procedures established by JAMS, unless otherwise agreed by the parties. The

                                                                    CONFIDENTIAL
mediation shall not exceed a period of thirty (30) days. Each party shall bear its own expenses in any such mediation; provided that the parties shall split the costs charged by JAMS.

         (d) Notwithstanding the foregoing, no ROYALTY shall be due on PRODUCTS provided to others as samples or demonstration units, used for Product development purposes, or returned to LICENSEE or its SUBLICENSEES for refund. ROYALTIES paid on PRODUCTS returned for refund shall be creditable against future ROYALTIES.

         (e) The parties understand and acknowledge that many PRODUCTS which LICENSEE may sell or lease under the rights granted under the AXONN-DAC AGREEMENT may also have uses in the FIRE/SECURITY MARKET and the parties wish to ensure that LICENSEE will not be obligated to pay ROYALTIES to both LICENSOR and AXONN upon the sale or lease of any single PRODUCT. Therefore, where a PRODUCT is sold or leased to a customer pursuant to the rights granted under the AXONN-DAC AGREEMENT for which LICENSEE has become obligated to pay a ROYALTY to AXONN under the AXONN-DAC AGREEMENT, and the customer may also use the PRODUCT in the FIRE/SECURITY MARKET, LICENSEE shall have no obligation to pay LICENSOR a ROYALTY under this Agreement so long as LICENSEE actually pays the ROYALTY due AXONN under the AXONN-DAC AGREEMENT.

         (f) A PRODUCT shall be deemed sold or leased at the time of first invoicing or, if not invoiced, at the time of first shipment, delivery or other transfer to other than LICENSEE, or when first actually put into use, including use by LICENSEE, whichever

                                                                    CONFIDENTIAL
occurs first, excluding internal use by LICENSEE. For purposes of determining ROYALTIES, a lease shall be deemed a sale.

         (h) Should LICENSEE acquire the right under this Agreement to pursue infringers of LICENSOR'S INTELLECTUAL PROPERTY, if LICENSEE pursues an infringer to judgement, LICENSEE shall pay LICENSOR a royalty equal to [ * ] of the amount received by LICENSEE from any such infringer as damages for the infringement of LICENSOR'S INTELLECTUAL PROPERTY rights, less legal fees and other expenses incurred in pursuing such action. In no event will any damages awarded with respect to infringement of any of LICENSEE'S intellectual property be included in the calculation of royalties due under this subparagraph 3(h).

         (g) During the term of this Agreement, LICENSEE shall deliver to LICENSOR, within forty-five (45) days after the end of each calendar quarter, a ROYALTY report indicating the NET SALES from the sale of PRODUCTS in the preceding calendar quarter and the computation of the ROYALTY due and payable thereon. Each ROYALTY report shall be accompanied by the payment of the corresponding ROYALTIES due LICENSOR, less any taxes or other charges withheld. Overdue payments hereunder shall be subject to a late payment charge calculated at an annual prime rate (as quoted by Citibank, N.A., New York, U.S.A.), plus two (2) percentage points during delinquency. If the amount of such charge exceeds the maximum permitted by law, such charge shall be reduced to such maximum.

         (h) LICENSEE shall keep full and true books of account and other records in sufficient detail so that the ROYALTIES


* Certain information on this page has been omitted and filed separately with the Commission. Confidential Treatment has been requested with respect to the omitted portions.

                                                                    CONFIDENTIAL
payable to LICENSOR hereunder can be properly ascertained for a period of three
(3) years after the payment to which they pertain. LICENSEE agrees, on the request of LICENSOR no more frequently than two times per year, and at LICENSOR'S expense, to permit an independent certified public accountant, selected by LICENSOR and to whom LICENSEE has no reasonable objection, to have access to such books and records as may be necessary to determine, in respect of any accounting period ending not more than three (3) years prior to the date of such request, the correctness of any report or payment under this Agreement, or to obtain information as to the amounts payable in the case of failure of LICENSEE to report. Any such accountant entitled hereunder to examine the books of LICENSEE shall be entitled to make such examination at LICENSEE'S business premises during reasonable business hours, and shall be entitled to disclose only the amount of discrepancy, if any, due LICENSOR. LICENSOR shall promptly furnish a copy of such accountant's calculations to LICENSEE, and unless LICENSOR shall receive from LICENSEE a written objection within thirty (30) days thereafter, with respect to the calculations of such accountant, the report of such accountant as to the correctness of any report or amount payable hereunder shall be conclusive and binding upon the parties hereto for all the purposes of this Agreement. In the event a discrepancy of three percent (3%) or less underpayment is found, the fees, costs and expenses by the accountant shall be borne by LICENSOR; otherwise, the costs shall be borne by LICENSEE. Lastly, if a discrepancy is discovered that is in LICENSEE'S favor, i.e.,


                                         -18-
                                                                    CONFIDENTIAL
the LICENSEE overpaid ROYALTIES payable to LICENSOR hereunder, such excess amounts shall be repaid by LICENSOR to LICENSEE, but LICENSEE will not be entitled to a "late payment charge" or interest on this amount.

    4.   OBLIGATIONS OF LICENSOR.

         (a) LICENSOR agrees to provide LICENSEE upon execution of this Agreement with DELIVERABLES. Additionally, LICENSOR shall provide LICENSEE with equivalent technical information for any (i) IMPROVEMENTS when such IMPROVEMENTS are made generally available by LICENSOR to its other licensees in the FIRE/SECURITY MARKET, and (ii) NEXT GENERATION DEVICES or other NEW TECHNOLOGY upon LICENSOR's grant to LICENSEE of a license to such.

         (b) LICENSOR guarantees that the transmitter and receiver per the DELIVERABLES meet FCC part 15.126, Rules for Spread Spectrum Unlicensed Operation, as well as NFPA 72-A for COMMERCIAL fire applications. In the event that either the transmitter and/or the receiver should fail to meet such Rules, and such failure shall not be cured within sixty (60) days after written notice thereof is given by LICENSEE to LICENSOR, then all amounts paid by the LICENSEE to the LICENSOR will be refunded within thirty (30) days thereafter.

         (c) LICENSOR agrees to provide IMPROVEMENTS to LICENSEE during the term of this Agreement.

    5. NEXT GENERATION TECHNOLOGY. Certain enhancements, changes, modifications, and the like, other than an IMPROVEMENT initiated by LICENSOR, or a CHANGE as defined in Section 6, may

                                                                    CONFIDENTIAL
result in a NEXT GENERATION DEVICE. In the event LICENSOR offers to license technology related to such NEXT GENERATION DEVICE, it shall offer such NEXT GENERATION DEVICES to LICENSEE subject to the provisions of Section 2(f) containing terms and conditions comparable to those offered other SIMILARLY SITUATED LICENSEES.

    6.   RIGHTS AND OBLIGATIONS OF LICENSEE.

         (a) LICENSEE shall have the right to make modifications, improvements or enhancements (including ASIC development) (a "CHANGE") to the DEVICES licensed hereunder either by submitting to LICENSOR a request for a CHANGE or by implementing the CHANGE itself. Any CHANGE implemented by LICENSEE at its option may be provided to LICENSOR solely for the purposes of enabling LICENSOR to perform support services as provided herein, and no such delivery will constitute a license by LICENSEE to LICENSOR to make use of such CHANGE. If LICENSEE implements a CHANGE, any warranties made by LICENSOR in favor of LICENSEE will not apply to such change to the extent they relate to such CHANGE.

         (b) If LICENSEE submits a request for a CHANGE to LICENSOR, such request shall be in writing. Within twenty (20) business days of receipt of such request, LICENSOR will provide LICENSEE with an estimate to implement the CHANGE based on the hourly rates and costs set forth in Section 6(c) below. Upon receipt of a Purchase Order or written authorization from LICENSEE, LICENSOR shall implement the requested CHANGE in accordance with a schedule to be mutually agreed upon.

                                                                    CONFIDENTIAL

         (c) If LICENSEE requests a CHANGE, LICENSEE shall pay all engineering costs incurred for such customization to LICENSEE'S specifications or manufacturing requirements which shall be billed and accounted for bi-weekly and due net 10-days, on the following basis, namely:

              Senior Engineer          [ * ]
              Engineer                 [ * ]
              Programmer               [ * ]
              Technician               [ * ]
              Research Associate       [ * ]
              Project Engineer         [ * ] and
              Support                  [ * ]

         The above rates may be changed upon thirty (30) days notice to and agreement between the parties.

         Any miscellaneous buy-out time or materials will be billed at [ * ]. All travel necessitated by and/or requested by LICENSEE shall be billed at [ * ] of the above rates and no more than [ * ] hours being charged on any one day.

         (d) All right, title and interest in and to INTELLECTUAL PROPERTY created prior to the effective date of this Agreement shall belong to and/or remain the property of the party who developed, created or presently owns such INTELLECTUAL PROPERTY and, except for grant of a license to LICENSEE under
Section 2 or as otherwise explicitly provided herein, no license is implied or granted herein to any such existing INTELLECTUAL PROPERTY.

         All work done by LICENSOR in connection with a CHANGE at LICENSEE'S written request will be at LICENSEE'S expense as set forth in (c) of this
Section 6.  Any resulting INTELLECTUAL


* Certain information on this page has been omitted and filed separately with the Commission. Confidential Treatment has been requested with respect to the omitted portions.

                                                                    CONFIDENTIAL

PROPERTY created by the parties jointly or individually in connection with such CHANGE and paid for by LICENSEE shall belong to LICENSEE. LICENSOR agrees to assign (or cause to be assigned) and does hereby assign and deliver fully to LICENSEE any INTELLECTUAL PROPERTY which LICENSOR may obtain as part of developing such CHANGE.

         The INTELLECTUAL PROPERTY described in the immediately preceding paragraph that is to belong to LICENSEE, shall be limited to circuit board artworks, resulting optimized biasing resistor and capacitor coupling values or specific, unique LICENSEE application interfaces. Any other areas will be mutually agreed to and, specifically listed in a separate writing signed by the parties. This Section 6 does not, however, preclude LICENSOR from providing similar engineering services to other customers, without using any of the INTELLECTUAL PROPERTY of LICENSEE.

         (e) LICENSEE shall not be precluded from using LICENSOR'S standard radio communications protocols, however, LICENSOR agrees to modify LICENSOR'S standard radio communications protocols to LICENSEE'S specification upon request by LICENSEE. Such protocols shall be designed with the assistance of LICENSOR to prevent interference with, or acceptability to, other licensees and sublicensees of LICENSOR.

         (f) It is acknowledged and agreed by LICENSEE that should a PRODUCT based on LICENSOR'S INTELLECTUAL PROPERTY not be competitive and should LICENSEE desire to commence the development of an alternative spread spectrum device (hereinafter: "NEW

                                                                    CONFIDENTIAL

DEVICE") not covered by LICENSOR'S INTELLECTUAL PROPERTY, such development shall only be conducted by employees, subcontractors, agents or assigns of LICENSEE who have not had access to LICENSOR'S INTELLECTUAL PROPERTY licensed herein (including source code to LICENSOR'S software included in a DEVICE) and such NEW DEVICE cannot use/infringe on LICENSOR'S INTELLECTUAL PROPERTY, save that LICENSOR acknowledges and agrees that any such NEW DEVICE would and may transmit and receive on the same frequencies, have the same spread spectrum parameters and the same packet data format as employed in other DEVICES manufactured for or by LICENSEE. It is further acknowledged by LICENSEE that to the extent that any NEW DEVICE employs the same spread spectrum parameters or data format, and such spread spectrum parameters are covered by valid claims of any of LICENSOR'S patents, LICENSEE shall be obligated to continue Section 3(b) ROYALTY payments to LICENSOR. LICENSOR in turn acknowledges that LICENSEE shall not be restricted in any other non-spread spectrum radio development which does not violate LICENSOR'S valid patents or use LICENSOR'S software source code in any such NEW DEVICE.

    7.   CONFIDENTIAL INFORMATION.

         (a) As used in this Agreement, the term "Confidential Information" shall mean any information disclosed by one party to the other pursuant to this Agreement which is in written, graphic, machine readable or other tangible form and is marked "Confidential", "Proprietary" or in some other manner to indicate its confidential nature. Confidential Information may also include

                                                                    CONFIDENTIAL
oral information disclosed by one party to the other pursuant to this Agreement, provided that such information is designated as confidential at the time of disclosure and reduced to a written summary by the disclosing party, within thirty (30) days after its oral disclosure, which is marked in a manner to indicate its confidential nature and delivered to the receiving party. Confidential Information shall also include information that may be disclosed by AXONN to LICENSEE on behalf of LICENSOR as long as such disclosure is labeled as provided herein.

         (b) Each party shall treat as confidential all Confidential
Information of the other party, shall not use such Confidential Information except as expressly set forth herein or otherwise authorized in writing, shall implement reasonable procedures to prohibit the disclosure, unauthorized duplication, misuse or removal of the other party's Confidential Information and shall not disclose such Confidential Information to any third party except as may be necessary and required in connection with the rights and obligations of such party under this Agreement, and subject to confidentiality obligations at least as protective as those set forth herein. Without limiting the foregoing, each of the parties shall use at least the same procedures and degree of care which it uses to prevent the disclosure of its own confidential information of like importance to prevent the disclosure of Confidential Information disclosed to it by the other party under this Agreement, but in no event less than reasonable care.

                                                                    CONFIDENTIAL

         (c) Notwithstanding the above, neither party shall have liability to the other with regard to any Confidential Information of the other which:

              (i) was generally known and available in the public domain at the time it was disclosed or becomes generally known and available in the public domain through no fault of the receiver;

            (ii) was known to the receiver at the time of disclosure as shown by the files of the receiver in existence at the time of disclosure;

           (iii) is disclosed with the prior written approval of the discloser;

            (iv) was independently developed by the receiver without any use of the Confidential Information and by employees or other agents of the receiver who have not been exposed to the Confidential Information, provided that the receiver can demonstrate such independent development by documented evidence prepared contemporaneously with such independent development;

              (v) becomes known to the receiver from a source other than the discloser without breach of this Agreement by the receiver and otherwise not in violation of the discloser's rights; or

            (vi) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, that the receiver shall provide prompt, advanced notice thereof to enable the discloser to seek a protective order or otherwise prevent such disclosure.

                                                                    CONFIDENTIAL

         (d) Each party shall obtain the execution of proprietary non-disclosure agreements with its employees, agents and consultants having access to Confidential Information of the other party, and shall diligently enforce such agreements, or shall be responsible for the actions of such employees, agents and consultants in this respect.

         (e) If either party breaches any of its obligations with respect to confidentiality and unauthorized use of Confidential Information hereunder, the other party shall be entitled to equitable relief to protect its interest therein, including but not limited to injunctive relief, as well as money damages.

    8.   MARKING.

         (a) LICENSEE agrees to affix to each PRODUCT or the package containing such PRODUCT or to an insertion slip in the package with each PRODUCT, a legible notice reading: "Licensed under one or more of the following Patents," followed by a list of patent numbers applicable to such PRODUCT taken from attached Exhibit 2 or as otherwise instructed by LICENSOR.

         (b) Neither the granting of the license herein or the acceptance of ROYALTIES hereunder shall constitute an approval or acquiescence in LICENSEE'S practices with respect to trademarks, trade names, corporation names, advertising, or similar practices with respect to the PRODUCT, nor does the granting of any license hereunder constitute an authorization or approval of, or acquiescence in the use of any tradename or trademark of LICENSOR or its affiliates in connection with the manufacture, advertising, or

                                                                    CONFIDENTIAL
marketing of PRODUCT; and LICENSOR hereby expressly reserves all rights with respect thereto.

    9.   DURATION AND TERMINATION/CANCELLATION.

         (a) Unless otherwise terminated/canceled as hereinafter set forth, this Agreement and the licenses under PATENT RIGHTS shall continue from the date of execution of this Agreement through the expiry date of the last to expire of any one of the PATENT RIGHTS. The Agreement may be extended on similar terms upon the mutual agreement of LICENSOR and LICENSEE.

         (b) LICENSOR shall have the right to terminate this Agreement upon notice if LICENSEE shall at any time default in its performance of any obligation hereunder, and such default is not cured within sixty (60) days after written notice thereof is given by LICENSOR to LICENSEE. LICENSEE shall provide LICENSOR in every sublicense agreement, an equivalent right to terminate such SUBLICENSEE'S rights to the INTELLECTUAL PROPERTY licensed hereunder. LICENSEE or SUBLICENSEE shall have the right to cure any such default up to, but not after, the giving of such notice of termination/cancellation.

         (c) LICENSOR shall have the right to terminate/cancel this Agreement by giving written notice of termination/cancellation to LICENSEE in the event of any one of the following, such termination/cancellation being effective upon receipt of such notice or five (5) days after such notice is mailed, whichever is earlier:

              (i)  Liquidation of LICENSEE;

                                                                    CONFIDENTIAL

             (ii) Insolvency or bankruptcy of LICENSEE, whether voluntary or involuntary; provided that if involuntary, LICENSOR may only terminate this Agreement under this Section 10 if such bankruptcy proceeding is not dismissed within sixty (60) days of filing.

           (iii) Failure of LICENSEE to satisfy any judgement against it relative to this Agreement; or

            (iv) Appointment of a trustee or receiver for LICENSEE unless previously agreed to in writing by LICENSOR.

         (d) The waiver of any default under this Agreement by LICENSOR shall not constitute a waiver of the right to terminate/cancel this Agreement for any subsequent or like default, and the exercise of the right of termination/cancellation shall not impose any liability by reason of termination/cancellation nor have the effect of waiving any damages to which LICENSOR might otherwise be entitled.

         (e) Termination/cancellation of this Agreement, shall in no manner interfere with, affect or prevent the collection by LICENSOR of any and all sums of money due to it under this Agreement. Upon termination/cancellation of this Agreement for any reason, LICENSEE'S payments required by Section 3, but not yet due, shall become immediately due and payable, and LICENSEE'S inventory of DEVICE's for which payments are not yet required by Section 3 shall either, at LICENSEE'S option, (i) be included in LICENSEE'S and SUBLICENSEES' payments as though sales of such DEVICE had taken place prior to termination/cancellation of this Agreement; or

                                                                    CONFIDENTIAL

(ii) be destroyed, provided appropriate certification is given to LICENSOR by an officer of LICENSEE.

         (f) LICENSEE shall have the right to terminate this Agreement upon notice if LICENSOR shall at any time default in its performance of any obligation hereunder, and such default is not cured within sixty (60) days after written notice thereof is given by LICENSEE to LICENSOR. LICENSOR shall have the right to cure any such default up to, but not after, the giving of such notice of termination/cancellation.

         (g) LICENSEE shall have the right to terminate/cancel this Agreement by giving written notice of termination/cancellation to LICENSOR in the event of any one of the following, such termination/cancellation being effective upon receipt of such notice or five days after such notice is mailed, whichever is earlier:

              (i)  Liquidation of LICENSOR;

            (ii) Insolvency or bankruptcy of LICENSOR, whether voluntary or involuntary; provided that if involuntary, LICENSOR may only terminate this Agreement under this Section 10 if such bankruptcy proceeding is not dismissed within sixty (60) days of filing.

           (iii) Failure of LICENSOR to satisfy any judgement against it relative to this Agreement; or

            (iv) Appointment of a trustee or receiver for LICENSOR unless previously agreed to in writing by LICENSEE.

                                                                    CONFIDENTIAL

         (h) The waiver of any default under this Agreement by LICENSEE shall not constitute a waiver of the right to terminate/cancel this Agreement for any subsequent or like default, and the exercise of the right of termination/cancellation shall not impose any liability by reason of termination/cancellation nor have the effect of waiving any damages to which LICENSEE might otherwise be entitled.

         (i) This Agreement shall survive the termination of any sublicense agreement with a SUBLICENSEE by LICENSOR provided LICENSEE is not in default under this Agreement. Additionally, any sublicense agreement shall survive termination of this Agreement with LICENSEE; provided that effective immediately upon termination of this Agreement, LICENSOR shall have the right to enforce directly all provisions of LICENSEE'S agreements with its SUBLICENSEES with respect to use of LICENSOR'S INTELLECTUAL PROPERTY and ROYALTY payments pursuant to the terms of Section 2(d). LICENSEE agrees to include provisions in its sublicense agreements to confirm such rights.

    10.  WARRANTIES.

         (a) RIGHTS TO LICENSE. LICENSOR warrants to LICENSEE, (i) that it has the exclusive licensing rights to the INTELLECTUAL PROPERTY, and (ii) that it has the right to enter into this Agreement and to grant the licenses rights granted hereunder.

         (b) FCC COMPLIANCE. LICENSOR warrants that a transmitter and receiver manufactured using DELIVERABLES will meet

                                                                    CONFIDENTIAL

Federal Communications Commission Part 15.126 Rules for Spread Spectrum Unlicensed Operation.

         (c)  DEFECTS.  LICENSOR warrants that the DELIVERABLES provided per
Section 4(a) will be free from DEFECTS. If a DEFECT is found LICENSOR will correct DEFECT and provide updated DELIVERABLES.

         (d) INSURANCE. LICENSEE agrees to name LICENSOR as an additional insured on its general liability insurance coverage and hold LICENSOR harmless to the extent of any potential liabilities which may arise from LICENSEE'S exploitation of PRODUCTS unless and to the extent that such damages or injuries are due to the intentional act or gross negligence of LICENSOR. LICENSEE agrees to send LICENSOR a copy of an insurance binder noting LICENSOR as an additional insured on LICENSEE'S general liability insurance coverage.

    11.  PROTECTION OF INTELLECTUAL PROPERTY.

         (a)  PATENT INFRINGEMENT.

              (i) LICENSOR warrants that as of the effective date, to the best of LICENSOR'S knowledge, the use of the licensed information will neither infringe any patent, copyright, mask right, nor incorporate proprietary information belonging to any third party. LICENSOR, at its own expense, will defend and (to the extent provided herein) hold LICENSEE harmless against any claims that INTELLECTUAL PROPERTY being licensed under this Agreement infringes any patent, copyright, trade secret or other intellectual property right of any third party. In the case a resulting

                                                                    CONFIDENTIAL
judgement is made against LICENSEE, then LICENSOR's liability for damages awarded against LICENSEE will be limited to fifty percent (50%) of all ROYALTIES paid by LICENSEE under the provisions of Section 3 of this Agreement. LICENSOR shall have full control of the defense of any such suit, and LICENSEE shall render all reasonable assistance (at LICENSOR's expense) to LICENSOR in connection with any suit to be defended by LICENSOR and shall have the right to be represented therein by advisory counsel of its choice at its expense.

            (ii) In the event that LICENSEE, in exercising the rights granted under this Agreement, shall be unable to continue to exercise the rights under this Agreement as a result of the existence of patents or other intellectual property rights now held or which will be held by others in the field, LICENSOR may, to minimize its liability under Section 11(a)(i) above, at its sole option and expense, either: (i) procure for LICENSEE the right to exercise its rights as granted herein, or (ii) replace or modify the infringing technology so that it is functionally equivalent but non-infringing products.

         (b) PATENT PROTECTION. (i) LICENSOR shall always have the right to prosecute any entity it believes infringes upon its INTELLECTUAL PROPERTY. LICENSEE is obligated to render all reasonable assistance requested by LICENSOR in connection with any action being pursued by LICENSOR.

                                                                    CONFIDENTIAL

    12.  NOTICES.

         (a) All notices, requests, demands and other communications under this Agreement or in connection therewith shall be given to or be made upon the respective parties hereto as follows:

              TO LICENSEE:   CellNet Data Systems, Inc.
                                  125 Shoreway Road
                                  San Carlos, CA 94070
                                  Attn:  Paul M. Cook, Chairman & CEO

              TO LICENSOR:   Life Point Systems, Inc.
                                  101 W. Robert E. Lee Boulevard
                                  2nd Floor
                                  New Orleans, LA 70124
                                  Attn:  H. Britton Sanderford, Jr.,
                                           President

           with a copy to:   Michael L. Eckstein, Esq.
                                  829 Baronne Street
                                  New Orleans, LA 70113

         (b) All notices, requests, demands and other communications given or made in accordance with the provisions of this Agreement shall be in writing, shall be forwarded by registered mail and shall be deemed to have been given when received by addressee, or upon tender where delivery cannot be accomplished due to some fault of addressee.

    13.  ASSIGNMENT.

         (a) This Agreement shall be binding upon and inure to the benefit of LICENSOR, its legal representatives, successors, heirs, and assigns. Nothing contained herein shall prevent LICENSOR from assigning this Agreement to any successor entity acquiring all or substantially all of its assets whether by sale, merger, operation or otherwise (including all rights in the INTELLECTUAL PROPERTY). Additionally, LICENSOR shall have the

                                                                    CONFIDENTIAL
right to assign or pledge to any person, without the necessity of obtaining the consent of LICENSEE, all or any portion of the ROYALTIES due LICENSOR hereunder. Also, LICENSOR shall have the right to assign this Agreement to any entity in which AXONN or H. Britton Sanderford, Jr., the current president of LICENSOR, and the other original founding partners of LICENSOR owns more than 51% of the outstanding shares entitled to vote or other controlling equity interest, subject to LICENSEE'S reasonable approval that such assignee is reasonably capable of and willing to perform LICENSOR'S obligations under this Agreement.

         (b) This Agreement shall be binding upon and inure to the benefit of LICENSEE its legal representatives, successors, heirs and assigns, and may be assigned by LICENSEE, without approval from LICENSOR, to any successor entity acquiring all or substantially all of its assets whether by sale, merger, operation or otherwise.

         (c) This Agreement shall be deemed to be a contract made under the laws of the State of Louisiana, United States of America, and for all purposes shall be interpreted in its entirety in accordance with the laws of said State. No litigation between the signatories to this Agreement shall be instituted or conducted in any court other than a competent court in the State of Louisiana. The parties hereby consent to service of process and their agents appointed herein for such purpose, and agree not to contest the jurisdiction and choice of law agreed upon in this clause for any reason. In the event this Agreement is translated into any

                                                                    CONFIDENTIAL
language other than the English language for any purpose, the parties agree that the English version shall be the governing version.

         (d) Neither LICENSOR nor LICENSEE shall be deemed a joint venturer or partner of the other nor shall this document be deemed to constitute the parties hereto to be an association, partnership, unincorporated business or other separate entity.

    14. FURTHER ASSURANCES. At any time or from time to time on and after the date of this Agreement, each party shall, at the request of the other party
(i) deliver to the requesting party such records, data or other documents consistent with the provisions of this Agreement, (ii) execute, and deliver or cause to be delivered, all such assignments, consents, documents or further instruments of transfer or license, and (iii) take or cause to be taken all such other actions, as the requesting party may reasonably deem necessary or desirable in order for the requesting party to obtain the full benefits of this Agreement and the transactions contemplated hereby.

    15. MODIFICATION. This Agreement embodies all of the understandings and obligations between the parties with respect to the subject matter hereof. No amendment or modification of this Agreement shall be valid or binding upon the parties unless made in writing, signed on behalf of each of the parties by their respective proper officers thereto duly authorized and validated.

                                                                    CONFIDENTIAL

    16.  COMPLIANCE WITH LAWS.

         (a) Any payment which requires governmental approval or permission under Foreign Exchange Control Law or other law, if any, shall be made in accordance with such law.

         (b) LICENSEE agrees to comply with all provisions of the Export Administration Regulations of the United States Department of Commerce, as they currently exist and as they may be amended from time to time.

         (c) This Agreement may be executed in two (2) or more counterparts, all of which, taken together, shall be regarded as one and the same instrument.

                                                                    CONFIDENTIAL

    IN WITNESS WHEREOF, the representatives hereunto duly authorized on behalf of LICENSOR have set their hands hereto this 12th day of August, 1994, and the representatives hereunto duly authorized on behalf of LICENSEE have set their hands hereto this 12th day of August, 1994.

                                       LIFE POINT SYSTEMS LIMITED
                                         PARTNERSHIP


                                       By: /s/H. Britton Sanderford, Jr.
                                           ------------------------------
                                          H. Britton Sanderford, Jr.,

                                       Title:  President of LIFE POINT
                                                 SYSTEMS, INC., its General
                                                 Partner

Attest:


 /s/
- -----------------------------


                                       CELLNET DATA SYSTEMS, INC.


                                       By: /s/ Paul M. Cook
                                           -----------------------------
                                          Paul M. Cook,

                                       Title:  Chairman and CEO

Attest:


 /s/
- -----------------------------

                                                                    CONFIDENTIAL

                                      EXHIBIT 1
                               SPECIFICATION 6.18.88-GJ
                            ------------------------

                                                                    CONFIDENTIAL

                                      EXHIBIT 2
                                    PATENT RIGHTS
                                 --------------

                                                                    CONFIDENTIAL

                                      EXHIBIT 3
                      SUBSIDIARY LICENSEE/LICENSEES OF LICENSEE
                   ------------------------------------------

                                                                    CONFIDENTIAL